                                Prospectus Supplement filed under Rule 424(b)(3)
                                   in connection with Registration No. 333-86095

                 PROSPECTUS SUPPLEMENT DATED December 27, 1999
                    (To Prospectus Dated September 20, 1999)

                          INTELECT COMMUNICATIONS, INC.

               24,155,613 shares of Common Stock, par value $0.01



         This Prospectus Supplement supplements information contained in that certain Prospectus, dated September 20, 1999, as amended or supplemented (the "Prospectus"), relating to the offer and sale by certain Selling Stockholders of up to 24,155,613 shares of common stock, par value $0.01 per share, (the "Common Stock") of Intelect Communications, Inc. (the "Company"). This Prospectus Supplement is issued in connection with and reflects the transfer by CCG Capital Ltd. to CCG Investment Fund Ltd. effective as of the date hereof of 50,000 shares of Common Stock and a warrant for the purchase of 3,900 shares of Common Stock, each of whom were listed as Selling Stockholders in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table, as it applies to the listed stockholders amends and supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to such listed Selling Stockholders:


                                                   Number of Shares of                         Number of Shares of
                                                      Common Stock                                 Common Stock
                                                   Beneficially Owned    Number of Shares of    Beneficially Owned
                                                   as of December 27,        Common Stock         After Offering

Name of Selling Stockholder                             1999 (1)            Offered Hereby

CCG Investment Fund Ltd.                               106,889(2)             106,889(3)                0

CCG Capital Ltd.                                        2,542 (2)             2,542 (3)                 0

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     (1)  Beneficial ownership is determined in accordance with the rules of the
          Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of December 27, 1999 through the conversion or exercise of any security or other right.

     (2)  Beneficial ownership is determined as of December 27, 1999.

     (3) Citadel Limited Partnership is the managing general partner of each of CCG Investment Fund, Ltd. and CCG Capital Ltd. and consequently has voting and investment discretion over securities held by such entities and the Citadel Entities as defined in the Prospectus. The ownership information for the Citadel Entities does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of securities held by the other Citadel Entities.


              This Prospectus Supplement is dated December 27, 1999